Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real San Diego, CA 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

July 31, 2026

VIA ELECTRONIC MAIL

SharonAI Holdings Inc.

745 Fifth Avenue, Suite 500,

New York, NY 10151

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to SharonAI Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the resale by certain selling securityholders named therein (the “Selling Securityholders”) from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of (i) up to $691,700,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2032 (the “Notes”) issued by the Company to the Selling Securityholders pursuant to (a) the indenture, dated as of June 22, 2026 (the “Indenture”), among the Company, certain of the Company’s material subsidiaries named in the Indenture, and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), and (b) securities purchase agreements, dated as of June 17, 2026 (the “Note Purchase Agreements”), among the Company, and the investors party thereto; and (ii) up to 26,017,577 shares of Class A ordinary common stock of the Company, par value $0.0001 per share (“Class A Ordinary Common Stock”), consisting of (a) 10,419,896 shares of Class A Ordinary Common Stock (the “Shares”) issued by the Company to Selling Securityholders pursuant to securities purchase agreements between the Company and the investors party thereto the (“Equity Purchase Agreements,” together with the Note Purchase Agreements, the “Purchase Agreements”); (b) 2,674,823 shares of Class A Ordinary Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) which Pre-Funded Warrants were issued by the Company to a Selling Securityholder pursuant to an Equity Purchase Agreement which also provided for the purchase of Pre-Funded Warrants and (c) 12,922,858 shares of Class A Ordinary Common Stock issuable upon conversion of the Notes (the “Conversion Shares” and, together with the Notes, the Shares and the Pre-Funded Warrant Shares, the “Securities”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) an executed copy of the Indenture;

(c) executed copies of the Note Purchase Agreements;

(d) executed copies of the Equity Purchase Agreements (including one providing for purchase of Pre-Funded Warrants;

(e) the global certificate evidencing the Notes executed by the Company and registered in the Name of Cede & Co. (the “Note Certificate”);

(f) executed copy of the Pre-Funded Warrant;

(g) a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended, certified by the Delaware Secretary of State as of June 17, 2026;

(h) a copy of the Company’s Amended and Restated By-laws, as in effect as of the date hereto; and

(i) copies of certain resolutions of the Board of Directors of the Company, adopted on June 16, 2026.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the Delaware General Corporation Law (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

As used herein, (a) “Transaction Documents” means the Indenture, the Note Certificate, the Pre-Funded Warrants and the Purchase Agreements and (b) “Organizational Documents” means those documents listed in paragraphs (g) and (h) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and are validly issued, fully paid and non-assessable.

2. The Pre-Funded Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Pre-Funded Warrant Shares are delivered and paid for in accordance with the terms of the Pre-Funded Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

3. The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

4. Each of the Pre-Funded Warrant and the Note Certificate constitutes valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following assumptions and qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any such Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any such Specified Document that is not a Transaction Document;

(f) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(g) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

(h) in rendering the opinion set forth in paragraph 3 above, we have assumed that the Company’s authorized capital stock is as set forth in the Amended and Restated Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Delaware Secretary of State and have not made any other inquiries or investigations;

(i) we have assumed that the Company’s issuance of the Conversion Shares does not and will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments) and that the Company will continue to have sufficient authorized shares of Common Stock;

(j) in rendering the opinion set forth in paragraph 3 above, we have assumed that the Conversion Price (as defined in the Indenture) will be at least equal to the par value of the Conversion Shares at the time of conversion;

(k) we do not express any opinion with respect to the creation, perfection or priority of any security interest;

(l) in connection with rendering the opinion set forth in paragraphs 2 and 3, we draw your attention to Section 630 of the New York Business Corporation Law (the “NYBCL”). Section 630 may impose liability for unpaid debts, wages or salaries owing to any laborers, servants or employees other than contractors for services performed by them on the ten largest shareholders of (i) corporations organized under the laws of the State of New York or (ii) corporations organized under the laws of other jurisdictions when the unpaid services were performed in the State of New York. NYBCL § 630 does not apply to a corporation that has shares listed on a national securities exchange or regularly quoted in an over-the-counter market. We have assumed that § 630 of the NYBCL does not presently apply to the Company and that such section will continue to be inapplicable to the Company;

(m) we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries; and

(n) this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

In addition, in rendering the foregoing opinions we have further assumed that, at all applicable times:

(a) the Company (i) was duly formed and was validly existing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b) the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c) each of the Transaction Documents had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d) the Indenture has been duly qualified under the Trust Indenture Act of 1939;

(e) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the Organizational Documents, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(f) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of and included in the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement being filed on the date hereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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